EXHIBIT 99

                          FOOTHILL CAPITAL CORPORATION

                                                               October 24, 1996



Town & Country Corporation
Town & Country Fine Jewelry Group, Inc.
Gold Lance, Inc.
L.G. Balfour Company, Inc.
25 Union Street
Chelsea, Massachusetts 02150

Re: Waivers of Events of Default with respect to the "Non-Compliance Items" as defined below

Gentlemen:

Reference is made to the Loan Agreement dated as of July 3, 1996 (as the same heretofore may have been amended or modified, the "Agreement") between Foothill Capital Corporation ("Lender") and Town & Country Corporation, Town & Country Fine Jewelry Group, Inc., Gold Lance, Inc., and L.G. Balfour Company, Inc. (collectively, "Borrower"). Terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

Borrower has advised Lender that:

1. Borrower is not in compliance with Section 6.13(a) of the Agreement on August 25, 1996, because Borrower failed to maintain the minimum ratio of Consolidated Current Assets divided by Consolidated Current Liabilities required therein at all times;

2. Borrower is not in compliance with Section 6.13(b) of the Agreement on August 25, 1996, because Borrower failed to maintain the minimum Consolidated Tangible Net Worth required therein at all times;

3. Borrower is not in compliance with Section 6.13(c) of the Agreement on August 25, 1996, because Borrower failed to maintain the minimum Working Capital amount required therein at all times;

4. Borrower is not in compliance with Section 6.13(d) of the Agreement on August 25, 1996, because Borrower failed to maintain the minimum Consolidated Interest Coverage Ratio required therein for the twelve (12) month period ended August 25, 1996; and

5. Borrower is not in compliance with Section 6.13(f) of the Agreement on August 25, 1996, because Borrower failed to maintain a ratio of Consolidated Total Senior Liabilities divided by Consolidated Tangible Capital Base not more than the ratio required therein at all times;
(the  foregoing   items  1,  2,  3,  4,  and  5  are  referred
to herein, collectively, as the "Non-Compliance Items"). Borrower has asked Lender to waive any Event of Default that may have been occasioned by any of the Non-Compliance Items. Lender hereby waives any Event of Default that may have been occasioned solely by any of the Non-Compliance Items.

The waiver of the Non-Compliance Items is limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the applicable Non-Compliance Item is based, shall not excuse future non-compliance with the Agreement (as it may from time to time be amended), including Section 6.13 thereof, and except as expressly set forth herein, shall not operate as a waiver or an amendment of any right, power or remedy of Lender, nor as a consent to any further or other matter, under the Loan Documents.

This waiver shall not be effective until Lender advises
Borrower in writing that Lender has obtained any consents that Lender may need or require from participants of Lender.

Cordially,

Foothill Capital Corporation
By:  /s/Anthony Aloi
Name: Anthony Aloi
Title:   Senior Vice President

FOOTHILL

October 24, 1996


Mr. Robert Hannon
Town & Country Corporation
25 Union Street
Chelsea, MA 02150

Dear Bob:

This letter should serve as notice that Foothill Capital has received proper consent from our participants and the "Waiver of Event of Default with respect to the Non-Compliance Items" dated October 24, 1996, is now effective.


Sincerely


/S/ Anthony Aloi
Anthony Aloi
Assistant Vice President

CC:
Bruce Hilowitz, CIT
Alan Ghole, FINOVA Capital Corporation
Kevin Vaughan, Textron Financial Corporation
Britt Terrell, Coast Business Credit




                          Foothill Capital Corporation
                        617-624-4400 / Fax 617-722-9493
                 60 State Street, Suite 1150, Boston, MA 02109